Exhibit 10.1

FINANCIAL ADVISORY AGREEMENT

July 20, 2022

Mr. Mark See, Chairman & CEO

Laredo Oil, Inc.

2021 Guadalupe St., Ste 260,

Austin, TX, 78705

Dear: Mark,

The purpose of this letter (the “Agreement”) is to confirm the engagement of Dawson James Securities, Inc. (“Dawson”) by Laredo Oil, Inc. (the “Company”) to render financial advisory services to the Company.

1.              Engagement of Consultant. The Company hereby engages Dawson and Dawson hereby agrees to render services to the Company as a corporate finance consultant.

2.              Services. During the term of this Agreement, Dawson shall provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and private and public equity and debt financing, as well as potential up-listing, and such other matters as the parties may mutually agree to with respect to the Company’s financial interests. Such advice and consultation is hereinafter referred to as “Financial Services”. The Financial Services shall be provided to the Company in such form, manner and place as the parties mutually agree. Dawson shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.

3.              Term. The term of this Agreement shall be a period commencing on the date of this Agreement and continuing through 12 months from the date hereof, unless terminated earlier pursuant to Section 8 below (the “Term”).

4.              Compensation. As compensation for the Financial Services, the Company shall pay Dawson in the amount of $30,000 per quarter, with the first of such payment due within one (1) business day of the date hereof (for an aggregate payment of $30,000), with each subsequent payment to be made 3 months following the previous payment. In addition, the Company shall grant and issue to Dawson 2,600,000 fully paid and non-assessable shares of the company’s common stock. Such common stock shall be subject to Rule 144a and issued to Dawson quarterly, with the first installment of 1,000,000 shares within three (3) business day of the date hereof, followed by quarterly releases of 550,000 for the subsequent quarter, and 525,000 for the remaining 2 quarters during the Term of this Agreement.

101 North Federal Highway • Suite 600 • Boca Raton, FL 33432 • Toll Free 866.928.0928 • Main 561.391.5555 • Fax 561.391.5757 •	www.dawsonjames.com
Member FINRA/SIPC

Page 2 of 3	Laredo Oil Co.
July 21, 2022

5.              Future Transactions. If during the Term, and, in the event Dawson has secured at least $5,000,000 in equity financing for the Company on or before the termination of this Agreement, the Company or any of its subsidiaries (i) decides to finance or refinance any indebtedness using a manager or agent, Dawson (or any affiliate designated by Dawson) shall have the right to act as lead manager, lead placement agent or lead agent with respect to such financing or refinancing; or (ii) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Dawson (or any affiliate designated by Dawson) shall have the right to act as lead underwriter or lead placement agent for such financing. If Dawson or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature (taking into consideration the fees paid under this Agreement) and other terms similar to the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

6.              Disclaimer of Responsibility for Acts of the Company. The obligations of Dawson described in this Agreement consist solely of Financial Services to the Company. In no event shall Dawson be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. The Company hereby acknowledges that Dawson is not a fiduciary of the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Dawson hereunder, shall be those of the Company or such affiliates, and Dawson shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

7.              Indemnification. The Company shall indemnify and hold Dawson and its representatives and agents (including, but not limited to, its attorneys and advisors) (together, the “Dawson Indemnified Parties”), harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which they may become subject under the Securities Act of 1933, as amended, or any other federal or state statute, or at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgements) arise out of or are in connection with this Agreement, except to the extent such liabilities, claims and lawsuits are due primarily to Dawson’s negligence or misconduct. In addition, the Company shall also indemnify and hold the Dawson Indemnified Parties harmless against any and all costs and expenses, including reasonable legal fees incurred or related to the foregoing. Dawson shall give the Company prompt notice of any such liability, claims or lawsuit which it contends is the subject matter of Dawson’s right to indemnification hereunder and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, excepting therefrom any and all proceeds or hearings before any regulatory bodies and/or authorities.

8.              Termination. After 60 days from the date of this Agreement, this Agreement can be terminated at any time by either party with 30 days prior written notice.

9.              Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

10.           Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

101 North Federal Highway • Suite 600 • Boca Raton, FL 33432 • Toll Free 866.928.0928 • Main 561.391.5555 • Fax 561.391.5757 •	www.dawsonjames.com
Member FINRA/SIPC

Page 3 of 3	Laredo Oil Co.
July 21, 2022

11.           Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

10.           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

11.           Governing Law and Arbitration. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of Florida, without giving effect to its conflict of law principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, including but not limited to securities activity and financing advice, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in Florida in accordance with the rules of the American Arbitration Association. The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

12.           Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

13.           Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Financial Services, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein with respect to the Financial Services.

DAWSON JAMES SECURITIES, INC.

By:
Name:	Richard Aulicino, President

ACCEPTED & AGREED TO:

LAREDO OIL, INC.

By:
Name:	Mark See, Chairman & CEO